Exhibit 10.29

MARATHON OIL CORPORATION
DEFERRED COMPENSATION PLAN
FOR NON-EMPLOYEE DIRECTORS
(Amended and Restated as of December 20, 2016)

1.	Purpose
The Marathon Oil Corporation Deferred Compensation Plan for Non-Employee Directors (the “Plan”) is intended to enable the Corporation to attract and retain non-employee Directors and to enhance the long-term mutuality of interest between such Directors and shareholders of the Corporation.
This document contains the restated provisions of the Plan effective as of December 20, 2016, and shall apply only to Deferred Cash and Stock Accounts that are not fully distributed as of such date, including 409A Benefits and Grandfathered Benefits (as such terms are defined below). In particular, the Plan document shall apply to those stock units and other similar awards that are (a) granted to Participants under the 2007 Incentive Compensation Plan, the 2012 Incentive Compensation Plan and the 2016 Incentive Compensation Plan, as well as other predecessor plans or arrangements and (b) deferred under this Plan.
With respect to the 409A Benefits, the Plan, as amended and restated, is intended to conform to the requirements of Code section 409A and the regulations thereunder, and, in all respects, shall be administered and construed in accordance with such requirements. With respect to the Grandfathered Benefits, the Plan, as amended and restated, does not represent a material enhancement of the benefits or rights available under the Plan on October 3, 2004.

2.	Definitions
The following definitions apply to this Plan and to the Deferral Election Forms:

(a)
409A Benefit means that portion of a Participant’s Deferred Cash Account and Deferred Stock Account that was deferred or became vested after December 31, 2004, with earnings and losses attributable thereto pursuant to Sections 5 and 6.

(b)	Award Date means the first business day of the calendar year.

(c)
Beneficiary or Beneficiaries means a person or persons or other entity designated on a beneficiary designation form by a Participant as allowed in this Plan to receive Deferred Benefit payments. If there is no valid designation by the Participant, or if the designated Beneficiary or Beneficiaries fail to survive the Participant or otherwise fail to take the Benefit, the Participant's Beneficiary is the Participant's surviving spouse or, if there is no surviving spouse, the Participant's estate. A Participant may use a beneficiary designation form (in the form and manner acceptable to the Committee) to designate one or more Beneficiaries for all of the Participant’s Deferred Benefit; such designations are revocable.

(d)	Board means the Board of Directors of Marathon Oil Corporation.

(e)	Code means the Internal Revenue Code of 1986 as amended, including regulations and other guidance of general applicability promulgated thereunder.

(f)	Code section 409A means, collectively, section 409A of the Code and any Treasury and Internal Revenue Service regulations and guidance issued thereunder.

(g)
Committee means the Corporate Governance & Nominating Committee of the Board or such other committee of the Board as the Board may designate to administer the Plan. In the event the Committee has delegated any authority or responsibility under the Plan in accordance with Section 12, the term “Committee” where used herein shall also refer to the applicable delegate.

(h)	Common Stock means the common stock of the Corporation.

(i)
Common Stock Unit means a book-entry unit equal in value to a share of Common Stock. A Participant shall be credited with one Common Stock Unit for each stock unit or hypothetical share of Common Stock that was (a) granted to a Participant under the 2007 Incentive Compensation Plan, the 2012 Incentive Compensation Plan and the 2016 Incentive Compensation Plan, as well as other predecessor or successor plans or arrangements and (b) deferred under this Plan.

(j)	Corporation means Marathon Oil Corporation or any successor thereto.

(k)	Deferral Election Form means a document designated by the Committee for the purpose of allowing a Participant to elect deferrals under Section 3.

(l)	Deferral Year means the calendar year for which a Participant has elected to defer amounts under this Plan.

(m)	Deferred Benefit means a Participant’s Deferred Cash Account and Deferred Stock Account under the Plan.

(n)
Deferred Cash Account means that bookkeeping record established for each Participant to reflect the status of the Participant’s Deferred Cash Benefit under this Plan. A Deferred Cash Account: (i) is established only for purposes of measuring a Deferred Cash Benefit and not to segregate assets or to identify assets that may or must be used to satisfy a Deferred Cash Benefit; (ii) will be credited with that portion of the Participant's Retainer Fee deferred as a Deferred Cash Benefit according to a Deferral Election Form; and (iii) will be credited periodically with earnings and losses as provided under Section 5.

(o)	Deferred Cash Benefit means the amount of Retainer Fees deferred by a Participant under Section 3.

(p)
Deferred Stock Account means that bookkeeping record established for each Participant to reflect the status of the Participant’s Deferred Stock Benefit under this Plan. A Deferred Stock Account is established only for purposes of measuring Common Stock Units and not to segregate assets or to identify assets that may or must be used to satisfy a Deferred Stock Benefit. A Deferred Stock Account will be credited with the Common Stock Units that comprise a Participant’s Deferred Stock Benefit.

(q)
Deferred Stock Benefit means the number of Common Stock Units that were (a) granted to a Participant under the 2007 Incentive Compensation Plan, the 2012 Incentive Compensation Plan and the 2016 Incentive Compensation Plan, as well as other predecessor or successor plans or arrangements and (b) deferred under this Plan.

(r)	Directors means those duly named members of the Board.

(s)
Election Date means the date established by this Plan as the date before which a Participant must submit a valid Deferral Election Form to the Committee. For each Deferral Year, the Election Date is December 31 of the preceding calendar year. Notwithstanding the foregoing, the Committee may set an earlier date as the Election Date for any Deferral Year. All Election Dates shall be established in conformity with Code section 409A.

(t)
Grandfathered Benefit means that portion of a Participant’s Deferred Cash Account and Deferred Stock Account that is exempt from Code section 409A because it was deferred and vested as of December 31, 2004, as adjusted to reflect any earnings or losses thereto pursuant to Sections 5 and 6.

(u)	Participant means a Director who is not simultaneously an employee of the Corporation.

(v)	Retainer Fee means that portion of a Participant's compensation that is fixed and paid without regard to the Participant’s attendance at meetings or position as chair of a committee of the Board.

(w)	Separation from Service shall have the same meaning as set forth under Code section 409A.

(x)	Specified Employee shall have the same meaning as set forth under Code section 409A and as determined by the Corporation in accordance with its established policy.

(y)	Thrift Plan shall mean the Marathon Oil Company Thrift Plan or any successor to such plan.

3.	Deferral Election

A deferral election is valid when a Deferral Election Form is completed, signed by the Participant, and received by the Committee. Deferral elections are governed by the provisions of this section.

(a)
Retainer Fee. No later than each Deferral Year's Election Date, each Participant may submit a Deferral Election Form to defer until after Separation from Service the receipt of any portion up to 100 percent of the Participant’s Retainer Fee for the Deferral Year in the form of a Deferred Cash Benefit.

(b)
Common Stock Units Awarded after 2016. No later than each Deferral Year's Election Date, each Participant may submit a Deferral Election Form to defer until after Separation from Service the receipt of any portion up to 100 percent of the Participant’s stock units or other equity-based compensation awarded for a subsequent Deferral Year in the form of a Deferred Stock Benefit.

(c)
Common Stock Units Awarded before 2017. Common Stock Units awarded to Participants prior to 2017 are automatically deferred and accounted for in a Deferred Stock Account and are not subject to any additional Deferral Election.

(d)
Elections by New Directors. In the event an individual becomes a Director and is first eligible to participate during a Deferral Year, such Director may submit a Deferral Election Form no later than thirty (30) days following the effective date of the individual’s position as a Director, provided that, to the extent required by Code section 409A, the Retainer Fee or stock unit or other equity-based compensation award subject to the election shall be prorated in accordance with Code section 409A.

(e)
Committee Right to Reject or Modify Deferral Election. If it does so before the last business day preceding the Deferral Year, the Committee may reject or modify any Deferral Election Form for such Deferral Year and the Committee is not required to state a reason for such action. However, the Committee's rejection or modification of any Deferral Election Form must be based upon action taken without regard to any vote of the Participant whose Deferral Election Form is under consideration, and the Committee's rejections or modifications must be made on a uniform basis with respect to similarly situated Participants. If the Committee rejects or modifies a Deferral Election Form, the Participant must be paid the Retainer Fee that the Participant is entitled to receive after taking into account the rejected or modified Deferral Election Form. Similarly, stock units or other equity-based compensation awards that the Participant is entitled to receive shall be settled after taking into account the rejected or modified Deferral Election Form.

(f)
Elections Irrevocable during Deferral Year. A Participant may not revoke a Deferral Election Form after the Deferral Year begins. Any writing signed by a Participant expressing an intention to revoke the Participant’s Deferral Election Form before the close of business on the relevant Election Date is a revocation. In the event the Retainer Fee is paid in more than one payment during a Deferral Year, a Participant’s deferral may be taken from such Retainer Fee ratably during the applicable Deferral Year or in any other manner determined by the Committee; provided that such deferrals during the Plan Year, in the aggregate, reflect the Participant’s deferral election in accordance with Code section 409A.

4.	Effect of No Election
For any Participant who does not submit a valid Deferral Election Form to the Committee by the Election Date for a Deferral Year, the Participant’s Deferral Election Form then in effect shall remain effective for the upcoming Deferral Year. Any Participant who does not submit a valid Deferral Election Form by the Election Date and does not have a deferral election then in effect may not defer any part of the Participant’s Retainer Fee or stock unit or other equity-based compensation award for the Deferral Year.

5.	Deferred Cash Benefits

(a)
The Deferred Cash Account for each Participant will be credited with deemed investment returns as provided in section 5(b). Deferred Cash Benefits are credited to the applicable Participant's Deferred Cash Account as of the day the Retainer Fees would have been paid but for the deferral.

(b)
Except as provided in Section 6(c), a Participant may select one or more investment options approved by the Committee for the Participant’s Deferred Cash Benefits, and earnings and loses from such investment options will be credited to the Participant’s Deferred Cash Account at periods determined by the Committee. A Participant may change the investment allocation of the Participant’s Deferred Cash Account at any time. The Committee has approved the core investment options and lifecycle investment options available to participants in the Thrift Plan, as such investment options may be changed from time to time, as the investment options available under this Plan. The Committee hereby directs that earnings and losses from such investment options shall be credited to a Participant’s Deferred Cash Account in a manner similar to crediting of investment gains and losses to accounts of participants in the Thrift Plan.

6.	Deferred Stock Benefit

(a)
Each Common Stock Unit held in a Deferred Stock Account will increase or decrease in value by the same amount and with the same frequency as the fair market value of a share of Common Stock. Except as provided in Section 6(b), each Deferred Stock Account will be credited with Common Stock Units as of the applicable Award Date for an award of Common Stock Units.

(b)	If, on a record date, a Participant’s Deferred Stock Account contains Common Stock Units that were granted and deferred before 2012 or after

2016, then such Participant’s Deferred Stock Account will be credited on or about each Common Stock dividend payment date with additional Common Stock Units, including fractional units, in a quantity equal to the quotient of the dividends payable on the quantity of shares equal to the number of such Common Stock Units in such account divided by the value of a share of Common Stock on the date of that payment as determined in accordance with the manner established by the Corporation from time to time.

(c)
If, on a record date, a Participant’s Deferred Stock Account contains Common Stock Units that were granted during or after 2012 and before 2017, then such Participant’s Deferred Cash Account will be credited on or about each Common Stock dividend payment date with an amount equal to the dividends payable on the quantity of shares equal to the number of such Common Stock Units in such account. Such amount shall be accrued in the manner established by the Corporation from time to time, and no interest or earnings or losses from investment options shall be credited with respect to such amounts.

(d)
In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering or any other change in the corporate structure, the number and kind of Common Stock Units credited to each Participant’s Deferred Stock Account shall be adjusted accordingly.

7.	Distributions

(a)
A Deferred Cash Benefit must be distributed in cash. A Deferred Stock Benefit must be distributed in shares of Common Stock and such distribution will correspond to, and equal the number of whole Common Stock Units credited to the Participant's Deferred Stock Account that are eligible for distribution. Fractional Common Stock Units shall neither be distributed nor settled by payment and shall be forfeited.

(b)
Except as otherwise provided in this Section 7, both a Participant’s Deferred Cash Benefit and Deferred Stock Benefit shall be paid to the Participant in a lump sum on the first day of the calendar month following the expiration of 45 days after the Participant’s Separation from Service for any reason other than death.

(c)
Except as otherwise provided in this Section 7, a Participant’s Deferred Stock Benefit consisting of Common Stock Units granted during or after 2012 and before 2017 and dividends credited with respect to such Common Stock Units pursuant to Section 6(c) of this Plan, shall be paid to the Participant in a lump sum on the earlier of (i) the date on which such Common Stock Units would otherwise be payable as provided in this Section 7 or (ii) the first day of the calendar month following the third anniversary of the date such Common Stock Units were credited under Section 6(a) of this Plan.

(d)
In the event of the death of a Participant, the Participant’s Deferred Benefit shall be paid to the Participant’s Beneficiary (or Beneficiaries) in a lump sum on the first day of the calendar month following the expiration of 45 days after the Participant’s Separation from Service (or, in the event of a Separation from Service of a Specified Employee not on account of death, within the 45-day period described in Section 7(e)).

(e)
Distribution of the Deferred Benefit of a Participant who the Committee determines is a Specified Employee (other than the Participant’s Grandfathered Benefit) shall commence within the 45-day period following the first of the month following 6 months after Separation from Service (other than a Separation from Service on account of the death of Participant). In the event of a Separation from Service of a Specified Employee on account of death, payment shall be made pursuant to Section 7(d). Payment of a Specified Employee’s Grandfathered Benefit shall be made pursuant to Section 7(b).

8.	Corporation's Obligation

(a)
The Plan is unfunded. A Deferred Benefit is at all times solely a contractual obligation of the Corporation. A Participant and the Participant’s Beneficiaries have no right, title or interest in the Participant’s Deferred Benefit or any claim against them. Except according to Section 8(b), the Corporation will not segregate any funds or assets for Deferred Benefits nor issue any notes or security for the payment of any Deferred Benefit.

(b)
The Corporation may establish a grantor trust and transfer to that trust shares of the Common Stock or other assets. The governing trust agreement must require a separate account to be established for each electing Participant. The governing trust agreement must also require that all Corporation assets held in trust remain at all times subject to the Corporation's creditors.

9.	Control by Participant
A Participant has no control over the Participant’s Deferred Benefit except according to the Participant’s Deferral Election Form and Beneficiary Designation Form. A Participant may also make investment elections with respect to his or her Deferred Cash Benefit as permitted under Section 5(b).

10.	Claims Against Participant's Deferred Benefit
A Deferred Benefit relating to a Participant under this Plan is not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so is void. A Deferred Benefit is not subject to attachment or legal process for a Participant's debts or other obligations. Nothing contained in this Plan gives any Participant any interest, lien or claim against any specific asset of the Corporation. A Participant or the Participant’s Beneficiary has no rights other than as a general creditor. The Plan shall not recognize or give effect to any domestic relations order attempting to alienate, transfer or assign any Deferred Benefits.

11.	Amendment or Termination
This Plan may be altered, amended, suspended, or terminated at any time by the Committee, provided that with respect to 409A Benefits such action shall conform to the requirements of Code section 409A. No future amendment to the Plan shall apply to Grandfathered Benefits to the extent such provision or amendment would constitute a “material modification” within the meaning of Code section 409A with respect to the Grandfathered Benefits unless such amendment expressly indicates otherwise.

12.	Administration

(a)
The Committee shall have the full and exclusive power and authority to administer this Plan and to take all actions that are specifically contemplated hereby or are necessary or appropriate in connection with the administration hereof. The Committee shall also have full and exclusive power to interpret this Plan, to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or proper, and to delegate some or all of its authority or responsibilities under this Plan to any other person or entity. The Committee may correct any defect or supply an omission or reconcile any inconsistency in this Plan in the manner and to the extent the Committee deems necessary or desirable to further the Plan purposes. Any decision of the Committee in the interpretation and administration of this Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.

(b)
The Committee has delegated responsibility for ministerial acts and day-to-day administration of the Plan to the Vice President, Human Resources & Administrative Services and expects that he or she shall further delegate responsibility for such functions to employees of the Corporation or its subsidiaries or to such outside service providers as he or she may engage for such purposes.

13.	Notices
Notices and elections under this Plan may be in writing or in electronic format. A notice or election is deemed delivered if it is delivered personally or if it is mailed by registered or certified mail or via electronic delivery to the person at the individual’s last known business address or electronic mail address.

14.	Waiver
The waiver of a breach of any provision in this Plan does not operate as and may not be construed as a waiver of any later breach.

15.	Construction
This Plan is created, adopted, maintained and governed according to the laws of the state of Delaware. Headings and captions are only for convenience; they do not have substantive meaning. If a provision of this Plan is not valid or not enforceable, the validity or enforceability of any other provision is not affected. Use of one gender includes all, and the singular and plural include each other. This Plan is intended to conform to the requirements of Code section 409A and shall be interpreted accordingly.

16.	Effective Date
The effective date of this amended and restated version of the Plan is December 20, 2016, and prior versions as in effect from time to time before that date shall govern administration of the Plan prior to such effective date.

Special Appendix to the
MARATHON OIL CORPORATION DEFERRED COMPENSATION PLAN
FOR NON-EMPLOYEE DIRECTORS

Special Provisions Applicable to Non-Employee Directors Subject to Taxation under the Provisions of the Income Tax Act (Canada)

This amended and restated special appendix sets forth special provisions of the Plan that apply to Canadian Directors. This amended and restated special appendix is effective on December 6, 2016, and prior versions as in effect from time to time before that date shall govern prior to such effective date.
. For avoidance of doubt, nothing in this special appendix shall be deemed to modify the Plan as it relates to Directors who are not Canadian Directors.

1.    Definitions

For purposes of this special appendix:

(a)
Affiliate means an affiliate of the Corporation as the term "affiliate" is defined in paragraph 2.1 of Canada Revenue Agency Income Tax Folio S2-F1-C2, Retiring Allowances, dated November 8, 2016, as such publication may be amended, restated or replaced from time to time.

(b)
Canadian Director means a Director who is, at any material time, a residentof Canada for the purposes of the ITA or otherwise subject to Canadian federal income tax under the ITA with respect to Awards under the Plan.

(c)	ITA means the Income Tax Act (Canada) and the regulations thereto, as may be amended from time to time.

(d)
Termination Date means, with respect to a Canadian Director, the earliest date on which both of the following conditions are met: (i) the Canadian Director has ceased to serve as a Director and is not a director of an Affiliate of the Corporation; and (ii) the Canadian Director is not an employee (within the meaning of the ITA) of the Corporation or any Affiliate thereof.

2.    Compliance with Exemptions from Salary Deferral Arrangement Rules

Notwithstanding any provision of the Plan to the contrary, it is intended that, with respect to Canadian Directors, the provisions of the Plan relating to Deferred Stock Benefits, including this special appendix, be: (i) governed either by section 7 of the ITA; (ii) comply with the requirements of paragraph (k) of the definition of "salary deferral arrangement" in subsection 248(1) of the ITA; or (iii) comply with the requirements of paragraph (l) of the definition of "salary deferral arrangement" in subsection 248(1) of the ITA and Regulation 6801(d) to the ITA (and any successor provisions thereto), and all provisions of the Plan shall be construed and interpreted in a manner consistent with such requirements.

1.	Common Stock Units Awarded after 2016

Notwithstanding any provision of the Plan to the contrary, a Canadian Director shall only be entitled to make a Deferral Election in respect of the Participant's Common Stock Units awarded after 2016 pursuant to Section 3(b) of the Plan where each of the following requirements are satisfied:

(i)
the terms and conditions of such Common Stock Units, at the time of their grant, were such that such Common Stock Units are settled only in shares of Common Stock newly issued by the Corporation or previously owned by the Corporation and such Common Stock Units were governed by the provisions of section 7 of the ITA;

(ii)
the Deferral Election Form contemplated under Section 3(b) of the Plan is made prior to the date that the Canadian Director would otherwise be entitled to receive or call for a payment in respect of such Common Stock Units; and

(iii)	once made, the Deferral Election is irrevocable.

2.	Common Stock Units Awarded before 2017

Notwithstanding any provision of the Plan to the contrary, the automatic deferral pursuant to Section 3(c) of the Plan shall only apply in respect of a Canadian Director's Common Stock Units awarded before 2017 to the extent that:

(i)
the terms and conditions of such Common Stock Units, at the time of their grant, were such that such Common Stock Units are settled only in shares of Common Stock newly issued by the Corporation or previously owned by the Corporation and such Common Stock Units were governed by the provisions of section 7 of the ITA; and

(ii)	the automatic deferral occurs prior to the date that the Canadian Director would otherwise be entitled to receive or call for a payment in respect of such Common Stock Units.

3.	Value of Deferred Stock Benefit

For greater certainty, all Deferred Stock Benefits and Common Stock Units and amounts payable in respect thereof shall depend on the fair market value of a share of Common Stock. Until settled, Deferred Stock Benefits and Common Stock Units are not, however, shares of Common Stock or other securities of the Corporation and do not entitle a Participant to any stockholder rights, including, without limitation, voting rights, dividend entitlement or rights on liquidation.
5.    Distributions to Canadian Directors

The value of a Canadian Director’s Deferred Stock Account shall be distributed in accordance with Section 7 of the Plan either (a) following such Canadian Director’s Termination Date and prior to December 31st of the year commencing immediately after the Canadian Director's Termination Date, or (b) for Common Stock Units granted during

2012 and before 2017, at the times specified in Section 7(c) of the Plan, provided that, in the latter case, settlement shall always occur in the form of shares of Common Stock newly issued by the Corporation or previously owned by the Corporation. For purposes of this Appendix, the references in Section 7 of the Plan to “Separation from Service” shall be read as “Termination Date”.

5.    Beneficiary

A Canadian Director may specify a beneficiary to receive the benefits under the Deferred Stock Benefits upon such Canadian Director’s death, provided that such beneficiary must be a dependent or a relation of the Canadian Director, within the meaning of Regulation 6801(d) of the ITA.

6.    No Additional Benefit

For greater certainty, no amount will be paid to, or in respect of, a Canadian Director (or a person with whom the Canadian Director does not deal with at arm’s length, within the meaning of the ITA) under the Plan or pursuant to any other arrangement, and no additional Deferred Stock Benefits will be granted to a Canadian Director to compensate, in whole or in part, for a downward fluctuation in the fair market value of the Common Stock, nor will any other form of benefit be conferred upon, or in respect of, a Canadian Director (or a person with whom the Canadian Director does not deal with at arm’s length, within the meaning of the ITA) for such purpose.

7.     No Deferred Cash Benefits

Notwithstanding any provisions of the Plan to the contrary, no Canadian Director shall be entitled to make any Deferral Election under Section 3(a) of the Plan in respect of the Participant's Retainer Fee and no Canadian Director may otherwise be entitled to any Deferred Cash Benefit if the provision of such Deferred Cash Benefit would not comply with the requirements of the exception in paragraph (l) of the definition of "salary deferral arrangement" in subsection 248(1) of the ITA.

8.    Amendment of Special Appendix

This special appendix may be altered, amended, suspended or terminated at any time by the Committee, provided that such amendments shall not adversely affect the previously accrued rights of any Canadian Director and further provided that any amendment or termination of the Plan shall be such that, with respect to each Canadian Director, the Plan and any Deferred Stock Benefit thereunder continuously meets the requirements of section 7 of the ITA or is otherwise exempted from the definition of "salary deferral arrangement" in subsection 248(1) of the ITA.